Exhibit 10.3

EYENOVIA, INC.

EXECUTIVE CHAIR AGREEMENT

THIS EXECUTIVE CHAIR AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2022 (the “Effective Date”), by and between EYENOVIA, INC. (“Eyenovia” or “Company”), whose address is 295 Madison Ave, Suite 2400 – New York, NY 10017, and Dr. Sean Ianchulev (the “Advisor”), a resident of the state of New York. Eyenovia and the Advisor may be referred to herein individually as “Party” or collectively, as “Parties.”

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1.Advisory Services.

See Exhibit 1.

2.Compensation.

See Exhibit 2.

3.Independent Contractor.

The Parties understand and agree that Advisor is an independent contractor and not an employee of Eyenovia. Advisor has no authority to obligate Eyenovia by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will Eyenovia make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

4.Recognition of Eyenovia’s Rights; Nondisclosure.

(a)At all times during the term of Advisor’s association with Eyenovia and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of Eyenovia’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for Eyenovia or is expressly authorized in writing by an officer of Eyenovia.

(b)The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data, software, computer code, analytics, solutions, functionality, plans, drawings, graphics or other proprietary information or materials of Eyenovia. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, media and/or cell lines and procedures and formulations for producing any such samples, media and/or cell lines, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other advisors of Eyenovia.

(c)In addition, Advisor understands that Eyenovia has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Eyenovia’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for Eyenovia, or as expressly authorized in writing by an officer of Eyenovia.

(d)Advisor will not improperly use, disclose, or induce the Company to use any confidential or proprietary information or trade secrets of any former or concurrent employer or other person or entity. Advisor will not bring onto the premises of the Company any confidential or proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by the Company and such employer, person or entity. If Advisor has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, he/she will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Advisor represents that his/her performance of all the terms of this Agreement does not and will not breach any agreement to which Advisor is subject. Advisor has not entered into, and will not enter into, any agreement in conflict herewith.

5.Intellectual Property Rights.

(a)Advisor hereby assigns and agrees to assign in the future to the Company all rights, titles and interests in and to any and all inventions (and all proprietary rights with respect thereto (e.g., trade secret, patent, copyright, mask work and/or other intellectual property rights throughout the world)), trade secrets, confidential and proprietary information, software programs, discoveries, conceptions, preparations and developments, whether or not eligible for or covered by patent, copyright or trade secret protection (collectively, “Inventions”) and whether or not such Inventions constitute works for hire or would otherwise belong to the Company by operation of law, which (i) are related to the Company’s business or actual or demonstrably anticipated research or development and limited to pulmonary, dermatologic and ophthalmic technologies, or any devices or treatments involving spray technologies to treat a medical condition; or (ii) were developed during Company time or using Company resources that become known to, or are made, conceived, reduced to practice or learned by Advisor, either alone or jointly with others, during the period of Advisor’s employment with the Company and limited to ophthalmic spray technologies, or any devices or treatments involving spray technologies to treat a medical condition (“Company Inventions”). Advisor acknowledges that all original works of authorship which are made (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. §101). Advisor further acknowledges and waives any moral rights, if any, which may be had in any copyrightable subject matter of any Company Inventions. Advisor understands and agrees that the decision whether or not to commercialize or market any Company Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Advisor as a result of the Company’s efforts to commercialize or market any such Company Invention.

(b)Advisor shall disclose, as Exhibit 3 (if any), a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made prior to this Agreement, relate to the Company’s proposed business, products or research and development, are owned in whole or in part by Advisor, and limited to pulmonary, dermatologic and ophthalmic technologies, or any devices or treatments involving spray technologies to treat a medical condition (“Prior Inventions”); or, if no such list is attached or if Exhibit 3 is blank, Advisor affirms there are no Prior Inventions. During the term of this Agreement, Advisor will promptly disclose to the Company all inventions that are developed individually or jointly with others which Advisor believes are non- assignable inventions under any applicable state or federal law (inventions that Advisor develops on personal time without using the Company’s equipment, supplies, facility or trade secret information and that do not (a) relate to the Company’s business or actual or demonstrably anticipated research or development and limited to pulmonary, dermatologic and ophthalmic technologies, or any devices or treatments involving spray technologies to treat a medical condition; or (b) result from any work performed by Advisor and not limited to pulmonary, dermatologic and ophthalmic technologies, or any devices or treatments involving spray technologies to treat a medical condition; for the Company) and Advisor will at that time provide to the Company in writing all evidence necessary to substantiate that belief (an “Other Invention”). Advisor agrees that he/she will not incorporate, or permit to be incorporated, any Prior Invention or Other Invention into a Company product, process or service without the Company’s prior written consent. Nevertheless, if such incorporation occurs, Advisor hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention or Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(c)Advisor will assist the Company in every proper way to obtain and enforce the Company’s proprietary rights relating to Company Inventions.This obligation continues beyond the termination of this Agreement, but the Company shall compensate Advisor at a reasonable rate after the termination of this Agreement for the time actually spent by Advisor and for any reasonable expenses actually incurred at the Company’s request. If the Company is unable for any reason to secure Advisor’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Company Inventions or original works of authorship assigned to the Company as above, then Advisor hereby irrevocably appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act on Advisor’s behalf and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal effect as if done by Advisor.

6.No Conflicting Obligation.

(a) If, as permitted under the terms of this Agreement, Advisor provides advisory services to others or acquires independent employment, any such activity will be subject to: (i) Advisor’s performance of all of the terms of this Agreement; and (ii) the performance of any such activity does not, and will not, create a breach or conflict with this Agreement or any related agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement. Advisor will not engage in or undertake any other employment, occupation, advisory relationship, or commitment that is related to the business of developing, selling, or marketing technologies, or any devices or treatments involving spray technologies to treat a medical condition; in which the Company is now involved or becomes involved or has plans to become involved.

(b)If, during the term of this Agreement, potential conflicts of interest develop in advisory with another concern, Advisor agrees to immediately advise Eyenovia in writing. Advisor understands that Eyenovia reserves the right to request immediate termination of the conflict or immediate termination of this Agreement if Advisor fails to eliminate the conflict of interest.

(c)Advisor represents and warrants that he/she has not been debarred under section 306 (a) or (b) of the Federal Food, Drug and Cosmetic Act.

7.	No Improper Use of Materials.

Advisor agrees not to bring to Eyenovia or to use in the performance of Services for Eyenovia any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

8.	Term and Termination.

(a)This agreement in all detail, except the obligations under Sections 3, 4, 5, 7 and 8 shall automatically terminate upon the occurrence of any event that renders Advisor unable to perform this Agreement, or in the event of a conflicting obligation as outlined in Section 6. The obligations related to non-disclosure in Section 4 shall continue for a period of five (5) years following the termination of this Agreement.

(b)Eyenovia may terminate this Agreement prior to expiration of the Term: (i) for convenience, upon thirty (30) days written notice to Advisor; or (ii) immediately for Advisor’s failure to satisfactorily perform his/her duties as described under Section 1 above or for Advisor’s breach of any of his/her obligations under this Agreement.

(c)Upon termination, Eyenovia will only be liable to make payment in full for only those Services rendered and documented, approved expenses incurred by Advisor prior to such termination of this Agreement.

9.	Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as Eyenovia has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part.

10.	Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

11.	Complete Understanding; Modification.

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

12.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

13.	Communication and Invoices.

Any communications or invoices under this Agreement should be sent, respectively, to:

As to Communications:

Eyenovia, Inc.
Attn: John Gandolfo, CFO
295 Madison Ave, Suite 2400
New York, NY 10017

As to Invoices:

Accounting Department
Eyenovia, Inc.
accounting@eyenovia.com

14.	Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EYENOVIA, INC.		DR. SEAN IANCHULEV, M.D., MPH

By:	/s/ Michael Rowe	/s/ Dr. Sean Ianchulev
	Michael Rowe	Dr. Sean Ianchulev
Title:	Chief Executive Officer	Title:	Executive Chairman

Date:	08/01/2022	Date:	08/01/2022

Exhibit 1

Advisor Services and Scope of Work

1.Eyenovia hereby retains Advisor to perform the following advisory services (listed below), as well as other related services as requested by Eyenovia from time to time, all subject to the terms of this Agreement (herein the “Services”).

Medical monitoring, medical affairs and clinical and scientific advisory services in the field of ophthalmology.

2.Advisor will work under the direction of the following people:

•	Michael Rowe, CEO

3.Term of Services: The term of this agreement shall be for a period commencing with the Effective Date and continuing for a period of one year (the “Term”). It is understood that this period may be extended by mutual agreement of the parties.

Exhibit 2

Advisor Compensation

1.As full and complete compensation for performing the Services, Advisor will receive a monthly consulting fee of $5,000 during the Term (the “Consulting Fee”), which fee shall be paid quarterly by the Company in the first week of each calendar quarter during the Consulting Term. The Consulting Fee is in addition to the compensation that shall be payable to the Consultant pursuant to the Company’s Non-Employee Director Compensation Policy while he remains a member of the Board of Directors of the Company.

2.Eyenovia will reimburse pre-approved, qualified travel and other expenses associated with the Advisor’s performance of duties under this contract. Receipts must be submitted with a completed expense report in order to receive reimbursement.

Exhibit 3

Advisor List of Disclosed Inventions

Check One

_________I have no inventions to disclose.

__X_______I have inventions to disclose. They are listed and described below.

See Company records and filings with Patent and Trademark Office

Invention Name	Description